                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 14a-11(c) or 14a-12


                            Arrow Electronics, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


/X /  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

ARROW ELECTRONICS, INC.
25 HUB DRIVE
MELVILLE, NEW YORK 11747

[ARROW ELECTRONICS, INC. LOGO]

STEPHEN P. KAUFMAN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                                   April 3, 1996

Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders of Arrow Electronics, Inc., which will be held on Tuesday, May 14, 1996 at 11:00 A.M., at Chemical Banking Corporation, 270 Park Avenue, New York, New York. The formal Notice of Annual Meeting and Proxy Statement, fully describing the matters to be acted upon at the meeting, appear on the following pages.


     The matters scheduled to be considered at the meeting are the election of directors, a proposal to amend the Certificate of Incorporation of Arrow to increase the number of authorized shares of common stock, and the ratification of the appointment of Arrow's auditors.

     The Board of Directors recommends the approval of the proposals being presented at the Annual Meeting of Shareholders as being in the best interest of Arrow. We urge you to read the Proxy Statement and give these proposals your careful attention before completing the enclosed proxy card.

     Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

                                          Sincerely yours,

                                          /s/ Stephen P. Kaufman
                                          ----------------------------------
                                              Stephen P. Kaufman
                                                 Chairman and Chief Executive
                                                 Officer

                            ARROW ELECTRONICS, INC.
                                  25 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1996
                            ------------------------
                                                                   April 3, 1996

To the Shareholders of
  Arrow Electronics, Inc.:

     The Annual Meeting of Shareholders of Arrow Electronics, Inc., a New York corporation ("Arrow"), will be held at Chemical Banking Corporation, 270 Park Avenue, New York, New York, on May 14, 1996 at 11:00 A.M., prevailing local time, for the following purposes:

     1. To elect directors of Arrow for the ensuing year.

     2. To consider and act upon a proposal to amend the Certificate of Incorporation of Arrow to increase the number of authorized shares of common stock from 80,000,000 shares to 120,000,000 shares.

     3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow's independent auditors for the fiscal year ending December 31, 1996.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 29, 1996 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                           By Order of the Board of Directors,

                                                    Robert E. Klatell
                                                        Secretary

                                   IMPORTANT
     Please complete, sign and date the enclosed proxy and return it promptly in the enclosed return envelope which has been provided for your convenience, whether or not you plan to attend the meeting. The prompt return of proxies will assure a quorum and reduce solicitation expense.

                            ARROW ELECTRONICS, INC.


                                  25 HUB DRIVE

                            MELVILLE, NEW YORK 11747

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1996

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement, mailed to shareholders on April 3, 1996, is furnished in connection with the solicitation by the Board of Directors of Arrow Electronics, Inc., a New York corporation ("Arrow"), of proxies to be voted at the Annual Meeting of Shareholders to be held in New York, New York on May 14, 1996, and any adjournments thereof, for the purposes set forth in the accompanying notice. Each proxy will be voted with respect to all shares represented by it in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no directions are specified will be voted for the election of directors and in favor of the actions described by the proxy. Any proxy may be revoked at any time prior to exercise by written notice to the Secretary of Arrow by the person giving the proxy.

     The cost of soliciting proxies will be borne by Arrow. Solicitation of proxies is being made by Arrow through the mail, in person and by telephone. In addition to regular employees of Arrow who may engage in such solicitation, Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost not in excess of $11,000 plus expenses. Arrow will also request brokers and other nominees to forward soliciting materials to the beneficial owners of the stock held of record by such persons and will reimburse such persons for their expenses in forwarding such materials.


     Only shareholders of record of Arrow's common stock at the close of business on March 29, 1996 are entitled to notice of and to vote at the meeting or any adjournments thereof. On March 29, 1996, Arrow had outstanding 50,764,377 shares of common stock.

     The following table sets forth certain information with respect to the only shareholders known to management to own beneficially more than 5% of the outstanding common stock of Arrow as of March 29, 1996.


                     NAME AND ADDRESS                         NUMBER OF SHARES          PERCENT OF
                    OF BENEFICIAL OWNER                      BENEFICIALLY OWNED          CLASS(1)
- -----------------------------------------------------------  ------------------         ----------
Oppenheimer Group, Inc.                                         7,394,111(2)               14.6%
Oppenheimer Tower
World Financial Center
New York, New York 10281

Pioneering Management Corporation                               3,503,400(3)                6.9%
60 State Street
Boston, Massachusetts 02109

Neuberger & Berman L.P.                                         3,138,657(4)                6.2%
605 Third Avenue
New York, New York 10158-3698

A I M Management Group Inc.                                     2,537,800(5)                5.0%
11 Greenway Plaza, Suite 1919
Houston, Texas 77046


- ---------------
(1) Percentage of beneficial ownership is calculated upon shares of common stock outstanding as of March 29, 1996.

(2) Based upon a Schedule 13G dated February 1, 1996 filed with the Securities and Exchange Commission and includes 6,739,867 shares beneficially owned by Oppenheimer Capital, a registered investment advisor.

(3) Based upon a Schedule 13G dated January 26, 1996 filed with the Securities and Exchange Commission and reflects sole voting power with respect to 3,503,400 shares, sole dispositive power with respect to 172,700 shares, and shared dispositive power with respect to 3,330,700 of the shares beneficially owned by Pioneering Management Corporation, a registered investment advisor.

(4) Based upon a Schedule 13G dated February 12, 1996 filed with the Securities and Exchange Commission and reflects shared power to make decisions whether to retain or dispose of such shares of many unrelated clients.

(5) Based upon a Schedule 13G dated February 12, 1996 filed with the Securities and Exchange Commission and includes shares beneficially owned by A I M Advisors, Inc. and A I M Capital Management, Inc., registered investment advisors.


     At March 29, 1996, all executive officers and directors of Arrow as a group were the beneficial owners of 2,458,354 shares (4.8%), including 914,444 shares held by the Arrow Electronics Stock Ownership Plan, of which Mr. Stephen P. Kaufman, Mr. Robert E. Klatell, and Mr. John C. Waddell are the trustees, including shares allocated to the accounts of Messrs. Kaufman, Klatell, and Waddell (pursuant to certain regulations promulgated by the Securities and Exchange Commission, Messrs. Kaufman, Klatell, and Waddell may be deemed to have beneficial ownership of these shares by virtue of their shared power as trustees to vote such shares); options to purchase 1,140,082 shares granted under Arrow's Stock Option Plan or under stock option plans of companies acquired by Arrow and assumed by Arrow as part of the acquisition (of which 625,875 options are currently exercisable), including options to purchase 735,625 shares, 119,000 shares,

9,000 shares, 10,000 shares, 60,000 shares, and 82,499 shares granted to Mr. Kaufman, Mr. Klatell, Mr. Waddell, Mr. Carlo Giersch, Mr. Steven W. Menefee, and Mr. Robert S. Throop, respectively (of which 377,291 options, 104,000 options, 9,000 options, 3,333 options, 25,000 options, and 41,860 options, respectively, are currently exercisable); and 175,043 shares awarded under Arrow's Restricted Stock Plan (of which 88,593 shares have vested and are not forfeitable), including 43,500 shares, 33,775 shares, 2,518 shares, 53,750 shares, and 13,000 shares awarded to Messrs. Kaufman, Klatell, Waddell, Menefee, and Throop, respectively (of which 32,000 shares, 24,775 shares, 68 shares, 24,750 shares, and 2,500 shares, respectively, have vested and are not forfeitable).

                             ELECTION OF DIRECTORS


     The entire Board of Directors of Arrow is to be elected, and those persons elected will hold office until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified. Persons receiving a plurality of the votes cast at the Annual Meeting will be elected directors. Consequently, any shares not voted (whether by abstention or broker nonvotes) have no effect on the election of directors. Proxies in the enclosed form will be voted for the election as directors of the nine nominees named below. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the accompanying proxy reserve the right to substitute another person of their choice when voting at the meeting or any adjournment thereof. All nominees are currently directors of Arrow and were elected at Arrow's last Annual Meeting.



                                                                          SHARES OF
                                                                        COMMON STOCK        PERCENTAGE
                                                                            OWNED               OF
                                                                        BENEFICIALLY        OUTSTANDING
                               POSITION WITH ARROW AND   DIRECTOR           AS OF             COMMON
         NAME           AGE      BUSINESS EXPERIENCE      SINCE        MARCH 29, 1996          STOCK
- ----------------------  ---   -------------------------  --------      ---------------      -----------
Daniel W. Duval         59    President and Chief         1987                2,100              --%
                              Executive Officer of
                              Robbins & Myers, Inc., a
                              manufacturer of fluids
                              management systems, for
                              more than five years;
                              director of Robbins &
                              Myers, Inc. and National
                              City Bank of Dayton.

Carlo Giersch           58    Chief Executive Officer     1990              113,000(1)           .2%
                              of Spoerle Electronic,
                              Arrow's 70% owned German
                              affiliate, for more than
                              five years.

Stephen P. Kaufman      54    Chairman of the Board of    1983            1,693,569(2)(3)       3.3%
                              Arrow since May 1994 and
                              President and Chief
                              Executive Officer of
                              Arrow for more than five
                              years.

                                                                          SHARES OF
                                                                        COMMON STOCK        PERCENTAGE
                                                                            OWNED               OF
                                                                        BENEFICIALLY        OUTSTANDING
                               POSITION WITH ARROW AND   DIRECTOR           AS OF             COMMON
         NAME           AGE      BUSINESS EXPERIENCE      SINCE        MARCH 29, 1996          STOCK
- ----------------------  ---   -------------------------  --------      ---------------      -----------
Roger King              55    Director of Orient          1995                   --              --%
                              Overseas (International)
                              Limited, an investment
                              holding company, with
                              investments principally
                              in integrated containerized
                              transportation businesses,
                              since 1992; until February
                              1996 Chairman and Chief
                              Executive Officer of ODS
                              System-Pro Holdings
                              Limited, a reseller of
                              computers and related
                              products and services,
                              for more than five years.

Robert E. Klatell       50    Executive Vice President    1989            1,078,084(2)          2.1%
                              of Arrow since November
                              1995, Senior Vice
                              President for more than
                              five years prior thereto,
                              Chief Financial Officer
                              since January 1992, and
                              General Counsel, Trea-
                              surer, and Secretary for
                              more than five years.

Karen Gordon Mills      42    President of MMP Group      1994                  300              --%
                              Inc., a consulting firm,
                              since January 1993; prior
                              thereto Managing Director
                              of E.S. Jacobs & Company,
                              an equity investment
                              business, for more than
                              five years; director of
                              Armor All Products, Telex
                              Communications Inc., The
                              Scotts Company, and
                              Triangle Pacific Co.

Richard S. Rosenbloom   63    David Sarnoff Professor     1992                2,500              --%
                              of Business Administration
                              at Harvard Business School
                              for more than five years;
                              director of Executone
                              Information Systems, Inc.

                                                                          SHARES OF
                                                                        COMMON STOCK        PERCENTAGE
                                                                            OWNED               OF
                                                                        BENEFICIALLY        OUTSTANDING
                               POSITION WITH ARROW AND   DIRECTOR           AS OF             COMMON
         NAME           AGE      BUSINESS EXPERIENCE      SINCE        MARCH 29, 1996          STOCK
- ----------------------  ---   -------------------------  --------      ---------------      -----------
Robert S. Throop        58    Chairman and Chief Execu-   1994              206,000(4)           .4%
                              tive Officer of Anthem
                              Electronics, Inc., an
                              electronics distributor
                              acquired by Arrow in
                              November 1994, for more
                              than five years and Vice
                              President of Arrow since
                              March 1995; director of
                              The Coast Distribution
                              System and The Manitowoc
                              Company, Inc.

John C. Waddell         58    Vice Chairman of the        1969              925,962(2)          1.8%
                              Board of Arrow since May
                              1994 and Chairman of the
                              Board of Arrow for more
                              than five years prior
                              thereto.


- ---------------
(1) Includes shares owned individually and options to purchase shares granted under Arrow's Stock Option Plan. See page 2.

(2) Includes shares owned individually, options to purchase shares granted under Arrow's Stock Option Plan, shares awarded under Arrow's Restricted Stock Plan, and shares held by Arrow's Stock Ownership Plan. See page 2.

(3) Does not include 6,875 shares held by a charitable trust of which Mr. Kaufman and members of his immediate family are the trustees.

(4) Includes shares owned individually, options to purchase shares granted under Arrow's Stock Option Plan, options to purchase shares granted under Anthem's stock option plans prior to the acquisition, and shares awarded under Arrow's Restricted Stock Plan.

     The audit committee of the Board of Directors consists of Mr. Duval and Mr. King. The audit committee evaluates and reviews such matters as Arrow's accounting policies, reporting practices, internal audit function, and internal accounting controls. The committee also reviews the scope and results of the audit conducted by Arrow's independent auditors.

     The compensation committee of the Board of Directors consists of Mr. Duval, Ms. Mills, and Mr. Rosenbloom. The compensation committee approves the salaries and incentive compensation of senior managers, advises the Board generally with regard to other compensation and employee benefit matters, and approves stock option and restricted stock awards.


     The nominating committee of the Board of Directors consists of Mr. Duval, Ms. Mills, and Mr. Rosenbloom. Shareholder recommendations for nominees for membership on the Board of Directors will be considered by the nominating committee. Such recommendations may be submitted to the Secretary of Arrow, who will forward them to the chairman of the nominating committee.


     The charitable contributions committee of the Board of Directors consists of Mr. Waddell, Mr. Klatell, and Mr. Throop. The charitable contributions committee reviews community and civic programs and services of educational, environmental, health care, cultural, and other social organizations, and approves the charitable contributions to be made by the company.



     During 1995 there were five meetings of the Board of Directors, three meetings of the audit committee, six meetings of the compensation committee, eight meetings of the nominating committee, and one meeting of the charitable contributions committee. All directors attended 75% or more of the meetings of the Board of Directors and the committees on which they served. Mr. Duval did not file on a timely basis a report on Form 4 in connection with the purchase of 100 shares of Arrow common stock by his spouse.


                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning the compensation for the past three years of the Chief Executive Officer and each of the other four most highly compensated executive officers of the company (the "named executive officers").


                                                                                 LONG TERM
                                                                            COMPENSATION AWARDS
                                        ANNUAL COMPENSATION               -----------------------
                            --------------------------------------------  RESTRICTED   SECURITIES
         NAME AND                                         OTHER ANNUAL       STOCK     UNDERLYING     ALL OTHER
    PRINCIPAL POSITION      YEAR  SALARY(1)    BONUS     COMPENSATION(2)  AWARD(S)(3)  OPTIONS(4)  COMPENSATION(5)
- --------------------------- ----  ---------  ----------  ---------------  -----------  ----------  ---------------
Stephen P. Kaufman,         1995  $ 649,045  $1,039,250      $50,375       $ 167,500     25,000(6)     $ 9,120
President and Chief         1994    574,000     743,000       62,650         170,000     25,000          9,120
Executive Officer           1993    504,000     570,000       65,644         190,000     25,000         11,572

Carlo Giersch,              1995    698,178          --           --         125,625     10,000             --
Chief Executive Officer of  1994    618,582          --           --              --         --             --
Spoerle Electronic          1993    604,230          --           --              --     10,000             --

Robert S. Throop,           1995    521,765     106,000       20,750         125,625     10,000          9,120
Chairman and Chief          1994    595,391     231,498           --         340,000     20,000         16,145
Executive Officer of
Anthem Electronics(7)

Steven W. Menefee,          1995    360,712     310,000       81,400         125,625     45,000          9,120
Senior Vice President       1994    330,200     230,000       75,063         136,000     15,000          9,120
                            1993    304,783     241,000       66,856         152,000     15,000          7,075

Robert E. Klatell,          1995    369,400     192,200       43,713         125,625     15,000          9,120
Executive Vice President    1994    339,400     227,000       53,319         136,000     15,000          9,120
and Chief Financial         1993    308,983     220,000       66,572         152,000     15,000         11,572
Officer


- ---------------
(1) Includes amounts deferred under retirement plans.

(2) Represents reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards.

(3) Reflects the fair market value as of the date of grant of the stock awards granted in 1995 and in early 1996 in respect of employment during 1995. All of such awards vest in four annual installments of 25%, beginning one year after grant, and all awarded shares have dividend and voting rights equivalent to all shares of common stock. As of December 31, 1995, the aggregate number and value of unvested restricted stock awards held by Messrs. Kaufman, Giersch, Throop, Menefee, and Klatell, including the grant in early 1996 in respect of employment during

    1995, were 11,500 ($425,313), 3,000 ($125,625), 10,500 ($380,625), 29,000
    ($1,173,125), and 9,000 ($331,875), respectively.

(4) Includes stock options awarded in early 1996 in respect of employment during 1995.

(5) For 1995, includes a contribution by Arrow of $4,500 to Arrow's Stock Ownership Plan and a matching contribution by Arrow of $4,620 to Arrow's Savings Plan for each of Messrs. Kaufman, Throop, Menefee, and Klatell.


(6) Does not include options to purchase 500,000 shares of common stock granted to Mr. Kaufman in February 1995 as part of the entering into of a new employment agreement with Arrow terminating December 31, 2001. See "Employment Agreements" on page 13.


(7) Anthem became a wholly-owned subsidiary of Arrow in November 1994. Reflects compensation received during 1994 pursuant to employment and incentive arrangements established by Anthem prior to the acquisition. Does not include options to purchase 107,740 shares of Arrow common stock issued in 1994 in exchange for options to purchase Anthem common stock granted by Anthem pursuant to Anthem's stock option plans prior to the acquisition.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants during 1995 and in early 1996 in respect of employment during 1995 to the named executive officers.


                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                                       % OF
                                       TOTAL
                         NUMBER OF    OPTIONS                                  POTENTIAL REALIZABLE VALUE
                         SECURITIES   GRANTED                                     AT ASSIGNED RATES OF
                         UNDERLYING     TO                                      STOCK PRICE APPRECIATION
                          OPTIONS    EMPLOYEES   EXERCISE OR                       FOR OPTION TERM(3)
                          GRANTED    IN FISCAL   BASE PRICE    EXPIRATION    -------------------------------
          NAME            (#)(1)       YEAR       ($/SH)(2)       DATE             5%              10%
- ------------------------ ---------   ---------   -----------   ----------    --------------   --------------
Stephen P. Kaufman(4)      25,000       3.2%        41.875        2/13/06    $      704,125   $    1,741,375
Carlo Giersch              10,000       1.3         41.875        2/13/06           281,650          696,550
Robert S. Throop           10,000       1.3         41.875        2/13/06           281,650          696,550
Steven W. Menefee          30,000       3.8         50.875        7/11/05           574,950        1,819,650
                           15,000       1.9         41.875        2/13/06           422,475        1,044,825
Robert E. Klatell          15,000       1.9         41.875        2/13/06           422,475        1,044,825
All shareholders              N/A       N/A            N/A            N/A     1,368,914,304    3,469,367,205
                                                                  various
                                                                  in 2005
All optionees(4)          789,100       100         43.27        and 2006        21,123,339       53,863,098
All optionees value as a
  percent of all
  shareholders value          N/A       N/A        N/A                N/A              1.5%             1.6%


- ---------------
(1) All of such grants become exercisable in three annual installments, commencing on the date of grant (except for certain grants included in "All optionees," which become exercisable in three annual installments, commencing on the first anniversary of the date of grant) and expire 10 years after the date of grant.

(2) All at fair market value at date of grant.

(3) Represents gain that would be realized assuming the options were held for the entire ten-year option period and the stock price increased at annual compounded rates of 5% and 10%. Potential realizable values for shareholders are based on 50,625,529 shares outstanding at

    December 31, 1995 from a base price of $43.00 per share. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on overall market conditions and on the future performance of the company and its common stock. There can be no assurance that the amounts reflected in this table will be achieved.



(4) Does not include options to purchase 500,000 shares of common stock granted to Mr. Kaufman in February 1995 as part of the entering into of a new employment agreement with Arrow terminating December 31, 2001. The options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant, at an exercise price of $41.15 for those options exercisable on the first anniversary of the grant, $42.82 for those exercisable on the second anniversary, and $44.56 for those exercisable on the third anniversary. All such options expire 10 years after the date of grant.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information concerning the exercise of stock options during 1995 by each of the named executive officers and the year-end value of their unexercised options.

                                                                 NUMBER OF                VALUE OF
                                                                UNEXERCISED             UNEXERCISED
                                                                 OPTIONS AT             IN-THE-MONEY
                                                                   FISCAL                OPTIONS AT
                                SHARES                          YEAR-END(2)          FISCAL YEAR-END(2)
                               ACQUIRED                       ----------------      --------------------
                                  ON            VALUE           EXERCISABLE/            EXERCISABLE/
           NAME                EXERCISE      REALIZED(1)       UNEXERCISABLE           UNEXERCISABLE
- --------------------------     --------      -----------      ----------------      --------------------
Stephen P. Kaufman                  --                --       210,625/525,000       $4,908,753/$432,080
Carlo Giersch                   10,000       $   150,000         3,333/  6,667            3,750/   7,500
Robert S. Throop                37,040         1,031,963        58,808/ 41,891          729,239/ 201,757
Steven W. Menefee               57,000         1,385,375        25,000/ 35,000           75,625/  56,250
Robert E. Klatell                   --                --       104,000/ 15,000        2,089,875/  56,250

- ---------------
(1) Represents the difference between the fair market value of the shares at date of exercise and the exercise price multiplied by the number of options exercised.

(2) Includes stock options awarded in early 1996 in respect of employment during 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     A primary role of the compensation committee (the "committee") is to oversee compensation practices for Arrow's senior executive officers. The committee's responsibilities include the review of salaries, benefits, and other compensation of Arrow's senior managers and making recommendations to the full Board of Directors with respect to these matters. The committee is comprised entirely of Board members who are independent, non-employee directors of the company.


     The committee's primary objective in establishing compensation programs and levels for Arrow's key executive officers is to support Arrow's goal of maximizing the value of shareholders' interests in Arrow. To achieve this objective, the committee believes it is necessary to:

     -- Set levels of base compensation that will attract and retain superior executives in a highly competitive environment.

     -- Encourage long-term decision making that enhances shareholder value. The committee believes that this objective is promoted by emphasizing grants of stock options and restricted stock, thereby creating a direct link between shareholder value creation and executive compensation.

     -- Provide incentive compensation that varies directly with both company performance and individual contribution to that performance.

COMPONENTS OF COMPENSATION

  Base Salary


     The committee annually reviews each executive officer's base salary. The factors which influence committee determinations regarding base salary include comparable levels of pay among executives at the larger companies in the peer group contained in the graph on page 12, internal pay equity considerations, level of responsibilities, prior experience, breadth of knowledge, and job performance. Such compensation is generally competitive with comparable jobs at comparable companies. For comparative purposes the committee selects the larger companies in its peer group because Arrow is the largest company in such peer group. Levels of compensation for base salary of senior executive officers of Arrow are slightly above the median of the peer group. Arrow is significantly larger than all of the other companies except one that is included within the peer group. Arrow also has substantial sales outside the United States, and only one other company included within the peer group has operations outside North America. Therefore, the committee believes that Arrow requires greater breadth of management, skills and experience to successfully manage its larger and more complex businesses.



     In conducting its salary deliberations, the committee does not strictly tie senior executive base pay to a defined competitive standard. Rather, the committee elects to maintain flexibility in its decision making capacity so as to permit salary recommendations that best reflect the individual contributions made by the company's top executives. Each of the named executive officers has an employment agreement which provides for a minimum base salary. See page 13.


     Based upon the overall success of Arrow, the committee believes that it is appropriate to compensate Mr. Kaufman at a level at least equal to that paid to chief executive officers of comparable companies. The committee values highly Mr. Kaufman's breadth of knowledge and recognizes his significant contribution to the success of Arrow.


     In 1995, Mr. Kaufman's base salary was increased to $650,000 in recognition of the continued growth in Arrow's sales and earnings and the further expansion of Arrow into strategic markets.

  Annual Incentives

     Arrow's Chief Executive Officer Performance Bonus Plan ("Chief Executive Bonus Plan"), which was adopted in 1994, provides for a performance-based bonus for Arrow's chief executive officer based upon target level earnings per share and target level return on shareholders' equity. The purpose of the Chief Executive Bonus Plan is to enable Arrow to specifically motivate the chief executive officer to achieve strategic financial and operating objectives, reward his contribution toward improvement in financial performance as measured by the growth in earnings per share and/or growth in the return on equity of Arrow, provide the chief executive officer with an additional incentive to contribute to the success of Arrow and to offer a total compensation package that is competitive in the industry and includes a bonus component which is intended to qualify as performance-based compensation deductible to Arrow under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Chief Executive Bonus Plan sets forth a pre-established bonus formula and sets an annual performance goal pursuant to which the committee can objectively calculate the chief executive officer's potential annual cash bonus for each service year with Arrow. For 1995 Mr. Kaufman received a bonus payment of $939,250 under the Chief Executive Bonus Plan. The committee also awarded Mr. Kaufman a $100,000 discretionary bonus payment to recognize his accomplishments with regard to long-term strategic planning and management development which the committee believes are not recognized in the bonus formula set forth in the Chief Executive Bonus Plan.

     Each year, for other executive officers of Arrow, the committee -- in consultation with management -- establishes short-term financial goals which relate to one or more indicators of corporate financial performance. For 1995, the short-term incentive award opportunity was contingent upon Arrow attaining a prespecified level of sales, profitability, and asset utilization.

     Incentive targets are established for participating executives under the Management Incentive Compensation Plan ("MICP") based on the participant's level and breadth of responsibility, potential contribution to the success of the company, and competitive considerations. The participant's actual award is determined at the end of the year based on Arrow's actual performance against the predetermined financial goals, as well as the attainment of specific individual goals or contributions to Arrow's success.


     Annual incentives of Messrs. Throop, Menefee, and Klatell reflect Arrow's attainment of predetermined financial goals and the level of achievement by Messrs. Throop, Menefee, and Klatell of the targets established under the MICP. The MICP awards earned by the named participating executive officers averaged 45% of their respective salaries, representing a range of 85% to 130% level of achievement of the goals.


  Long-Term Incentives

     Arrow reinforces the importance of producing satisfactory returns to shareholders over the long-term through the operation of its Stock Option Plan and its Restricted Stock Plan. Stock option and restricted stock awards provide executives with the opportunity to acquire an equity interest in Arrow and align the executive's interest with that of the shareholders to create shareholder value as reflected in growth in the price of Arrow's shares.

     Option exercise prices are equal to 100% of the fair market value of Arrow's shares on the date of option grant and are exercisable in three installments. This ensures that participants will derive benefits only as shareholders realize corresponding gains over an extended time period. Options have a maximum term of 10 years.

     Restricted stock is granted to participants in order to help foster a shareholder perspective among the participants. A long-term focus is encouraged -- and executive retention is reinforced -- through the four-year vesting schedule to which shares of restricted stock are subject.

     Each year, the committee reviews the history of stock option and restricted stock awards and makes grant decisions based on the committee's assessment of each individual executive's contribution and performance during the year and on competitive compensation practices in comparable companies. The grants to Mr. Kaufman and each of the other named executive officers in 1995 are consistent with grants in prior years relative to Arrow's performance and the individual's contributions, and represent Arrow's continued emphasis on executive compensation which is linked to increases in the value of Arrow's stock. Generally, the size of the grants of such long-term incentives reflects the committee's assessment of each individual's contributions and performance during the year. Mr. Kaufman was granted 25,000 stock options and 4,000 shares of restricted stock in 1995 in recognition of Arrow's continued growth in sales and earnings and Arrow's further expansion into strategic markets.

SUMMARY

     Each year, the Board and the committee review all elements of cash and noncash compensation paid to the executive officers of Arrow. The committee manages all elements of executive pay in order to ensure that pay levels are consistent with Arrow's compensation philosophies. In addition, the Board and the committee administer Arrow's long-term executive compensation programs to ensure that Arrow's objectives of linking executive pay to improved Arrow financial performance and increased shareholder value continue to be fostered.

Richard S. Rosenbloom, Chairman
Daniel W. Duval
Karen Gordon Mills

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG ARROW ELECTRONICS, INC., S&P 500 INDEX &
                         ELECTRONICS DISTRIBUTOR INDEX

     The following graph compares the performance of Arrow for the periods indicated with the performance of the Standard & Poor's 500 Stock Index and the average performance of a group consisting of the company's peer corporations on a line-of-business basis. The corporations making up the peer companies group are Avnet, Inc., Jaco Electronics, Inc., Kent Electronics Corporation, Marshall Industries, Milgray Electronics, Inc., Pioneer-Standard Electronics, Inc., Sterling Electronics Corporation, Western Micro Technology, Inc., and Wyle Electronics. Total return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

                                   [GRAPH]

                                                                  Electronics
      Measurement Period                          S&P 500         Distributor
    (Fiscal Year Covered)            Arrow         Index            Index
1990                                  100           100              100
1991                                  360           131              104
1992                                  654           140              128
1993                                  954           155              147
1994                                  820           157              142
1995                                  983           215              175

     Assumes $100 invested on December 31, 1990 in Arrow, S&P 500 Index and peer companies group.

DIRECTORS' COMPENSATION


     The members of the Board of Directors who are not employees receive an annual fee of $30,000 for the term expiring in May 1996, a fee of $1,000 for each Board of Directors meeting personally attended and each committee meeting personally attended, and a fee of $500 for telephonic participation in each Board of Directors meeting and each committee meeting. In addition, each non-employee director serving as chairman of any committee receives an additional annual fee of $1,500.

EMPLOYMENT AGREEMENTS


     Arrow has employment agreements with each of the named executive officers. In February 1995 Mr. Kaufman entered into a new employment agreement with Arrow terminating December 31, 2001, which provides for an annual base salary of not less than $650,000 through June 30, 1998, during which period Mr. Kaufman will serve as Chairman of the Board and Chief Executive Officer of Arrow, and not less than $400,000 thereafter. As part of entering into the new agreement, Mr. Kaufman received options to purchase 500,000 shares of Arrow common stock which become exercisable in three equal annual installments commencing on the first anniversary of the date of grant, at an exercise price of $41.15 for those options exercisable on the first anniversary of the grant, $42.82 for those exercisable on the second anniversary, and $44.56 for those exercisable on the third anniversary. All of such options expire 10 years after the date of grant.



     Mr. Klatell and Mr. Menefee have employment agreements with Arrow terminating on December 31, 1996 and December 31, 1997, respectively, each of which is subject to renewal from year to year unless either Arrow or the executive elects not to renew. Mr. Klatell's agreement provides for an annual base salary of not less than $235,000. Mr. Menefee's agreement provides for an annual base salary of not less than $320,000. Mr. Giersch has an employment agreement with Spoerle Electronic terminating on his 65th birthday (subject to earlier termination by either Spoerle Electronic or Mr. Giersch upon six months written notice), which provides for an annual base salary of not less than 700,000 deutsche marks ($488,724 based on the average exchange rate during 1995) with annual adjustments in the same proportion in which salaries of the employees of Spoerle have been adjusted in the preceding year. Mr. Throop has an employment agreement with Arrow terminating December 31, 2001, which provides for an annual base salary of not less than $500,000 through December 31, 1996 and not less than $225,000 thereafter.


EXTENDED SEPARATION BENEFITS


     Arrow maintains a broad-based program to shelter employees at all levels from any adverse consequences which might result from a change in control of the company. A change in control is defined in the program to include any person becoming the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of Arrow's voting securities or certain changes occurring in the constitution of Arrow's Board of Directors. Pursuant to a policy adopted by the Board of Directors in 1988, the period of salary continuation normally extended to employees whose employment is terminated as a result of a workforce reduction or reorganization (which period ranges from two to 12 weeks depending upon length of service with Arrow) is tripled if employment is terminated by the company (other than for cause) as a result of a change in control. In addition to this policy, Arrow has entered into one-year employment agreements with approximately 65 management-level employees, pursuant to which among other matters, such employees will receive one year's compensation and continuation for up to one year of medical and life insurance benefits if their employment is terminated by the company (other than for cause) within 12 months following a change in control. Arrow also has agreements with approximately 20 divisional and group vice presidents who are not executive officers, which provide such vice presidents with two times their annualized includible compensation (as defined in the Code) and continuation for up to three years of medical, life, and other welfare benefits if their employment is terminated by the company (other than for cause), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change in control. Similar agreements provide the executive officers with three times their annualized includible compensation and continuation for up to three years of their benefits if their employment is terminated by the company (other than for cause approved by three-fourths of the directors then serving), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change in control. The amounts payable pursuant to such agreements to the executive officers (other than Messrs. Waddell, Kaufman, and Klatell) and to the other vice presidents will be reduced, if necessary, to avoid excise tax under Section 4999 of the Code.

UNFUNDED PENSION PLAN

     Arrow maintains the Unfunded Pension Plan for Selected Executives of Arrow Electronics, Inc. (the "SERP"). Under the SERP, Arrow's Board of Directors determines those employees who are eligible to participate in the SERP and the amount of their maximum annual pension upon retirement on or after attaining age
60. Of the named executive officers, Messrs. Kaufman, Klatell and Menefee have been designated by Arrow as participants in the SERP, with maximum annual pensions of $300,000, $150,000 and $175,000, respectively. If a designated participant retires between the ages of 55 and 60, the amount of the annual pension is reduced based upon a formula contained in the SERP. In addition, if there is a change of control of Arrow and the employment of a designated participant who is at least age 50 with 15 years of service is involuntarily terminated other than for cause or disability, or such participant terminates employment for good reason, the participant will receive the maximum annual pension.

CERTAIN TRANSACTIONS

     Prior to its acquisition by Arrow, Anthem extended a loan to John J. Powers, III, currently an executive officer of Arrow, in the amount of $175,837 to assist Mr. Powers in exercising outstanding options under Anthem's stock option plans. The loan, bearing interest at the prime rate, was secured by a pledge of shares of common stock, and was due and payable on April 12, 1997. The loan was repaid as of December 31, 1995.

             PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION


     Of the 80,000,000 currently authorized shares of common stock, as of December 31, 1995, 50,625,529 shares of common stock of Arrow were outstanding, and 4,585,178 shares of common stock were required to be reserved for issuance relating to outstanding options and options and restricted stock awards available for grant. The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of common stock from 80,000,000 to 120,000,000. The Board of Directors of Arrow believes that additional shares of common stock should be available for issuance by the Board of Directors. The reason for the proposed increase in the number of authorized shares of common stock is to make such additional shares available for future issuance as share dividends and stock splits, as restricted stock awards, upon exercise of stock options, for cash, for acquisitions of property or stock of other corporations, and for other purposes, as occasion may arise.


     While Arrow frequently has various acquisitions under consideration, Arrow has not entered into any agreements regarding the issuance of a significant number of additional shares and does not have any other present intention to issue any of the additional shares of common stock to be authorized. The Board of Directors believes it is desirable that Arrow have such additional shares available for situations in which their issuance may be suitable without the delay which would result from holding a meeting of shareholders to authorize the issuance of additional shares.


     If the proposed amendment is adopted, the additional shares of common stock may be issued by the Board of Directors of Arrow without further action by the shareholders, except as may be required by law or pursuant to Arrow's listing agreement with the New York Stock Exchange.


     The issuance of additional shares of common stock otherwise than on a pro-rata basis to all holders of such stock would reduce the proportionate interest of such stockholders.

     The affirmative vote of the holders of a majority of the outstanding shares of the common stock of Arrow is sufficient for the adoption of the proposal to approve the amendment to the Certificate of Incorporation increasing the number of authorized shares of common stock. Consequently, any shares not voted (whether by abstention or broker non-votes) have the same effect as votes against the proposed amendment to the Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                      APPROVAL OF APPOINTMENT OF AUDITORS

     The shareholders will be asked to ratify the appointment of Ernst & Young LLP as Arrow's independent auditors for 1996. Arrow expects that representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and that such representatives will be available to answer appropriate inquiries raised at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF SUCH APPOINTMENT.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Arrow anticipates that the next Annual Meeting of Shareholders will be held on or about May 15, 1997. In order to be eligible for inclusion in Arrow's proxy statement and proxy for such meeting, proposals of shareholders must be received by Arrow on or before December 2, 1996.

                                 OTHER MATTERS

     Management does not expect any matters to come before the meeting other than those referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                                          By Order of the Board of Directors,

                                               Robert E. Klatell
                                                   Secretary

                                                                         ANNEX A

             PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation is proposed to be amended to increase the authorized number of common stock by deleting the first paragraph of Article THIRD thereof in its entirety and by substituting in lieu therefor a new first paragraph of Article THIRD, to read in its entirety as follows:

          "THIRD: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Twenty-Two Million (122,000,000) shares, consisting of:

             (a) Two Million (2,000,000) shares of Preferred Stock having a par value of $1 per share (hereinafter referred to as "Preferred Stock"); and

             (b) One Hundred Twenty Million (120,000,000) shares of Common Stock having a par value of $1 per share (hereinafter referred to as "Common Stock")."

                            ARROW ELECTRONICS, INC.



               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 1996

     The undersigned hereby appoints Stephen P. Kaufman, Robert E. Klatell, and John C. Waddell, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 14, 1996 at 11:00 A.M., New York City time, at Chemical Banking Corporation, 270 Park Avenue, New York, New York, or any adjournments thereof, as set forth on the reverse hereof:

         PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

- --------------------------------------------------------------------------------
                            -FOLD AND DETACH HERE-

                                                              Please mark
                                                              your votes as  /x/
                                                              indicated in
                                                              this example.


                        MANAGEMENT RECOMMENDS A VOTE FOR

1. Authority to vote FOR the election of directors in accordance with the accompanying Proxy Statement.

NOMINEES:
Daniel W. Duval              Karen Gordon Mills
Carlo Giersch                Richard S. Rosenbloom
Stephen P. Kaufman           Robert S. Throop
Roger King                   John C. Waddell
Robert E. Klatell

                     FOR              WITHHOLD
                 all nominees     for all nominees
                     / /                 / /


(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

2. Authority to vote FOR the adoption of a proposed amendment to the Certificate of Incorporation of Arrow Electronics, Inc. to increase the number of authorized shares of common stock from 80,000,000 to 120,000,000.

               FOR           AGAINST          ABSTAIN
               / /             / /              / /

3. Ratification of the appointment of Ernst & Young as independent auditors of the books and accounts of Arrow for the fiscal year ending December 31, 1996.

               FOR           AGAINST          ABSTAIN
               / /             / /              / /

4. In accordance with their discretion upon such other matters as may properly come before the meeting or any adjournments thereof.

                                     THIS PROXY IS BEING SOLICITED BY THE
                                     MANAGEMENT AND WILL BE VOTED AS SPECIFIED.
                                     IF NOT OTHERWISE SPECIFIED, IT WILL BE
                                     VOTED FOR THE ELECTION OF DIRECTORS AND
                                     FOR THE PROPOSALS DESCRIBED IN ITEMS 2, 3
                                     AND 4 ABOVE.

                                     Dated:                              , 1996
                                           ------------------------------

                                     ------------------------------------------
                                     Signature of Shareholder(s)


                                     ------------------------------------------
                                     Signature of Shareholder(s)

                                     PLEASE SIGN EXACTLY AS NAME APPEARS TO THE
                                     LEFT. WHEN SIGNING AS ATTORNEY,
                                     ADMINISTRATOR, EXECUTOR, GUARDIAN OR
                                     TRUSTEE, PLEASE ADD YOUR FULL TITLE AS
                                     SUCH. IF SHARES ARE REGISTERED IN THE
                                     NAMES OF JOINT TENANTS OR TRUSTEES, EACH
                                     JOINT TENANT OR TRUSTEE SHOULD SIGN.

- --------------------------------------------------------------------------------
                            -FOLD AND DETACH HERE-